EXHIBIT 10.1
EXECUTION COPY
MERGER AGREEMENT
Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
AGREEMENT AND PLAN OF MERGER
by and among
Bio-Imaging Technologies, Inc.
Bio-Imaging Acquisition Corporation
and
Phoenix Data Systems, Inc.
and
***, as Stockholders’ Representative
Dated as of March 24, 2008

i

(Continued)

(Continued)

(Continued)

		Page

11.9	Captions	64

11.10	Severability	64

11.11	Specific Performance	64

ARTICLE XII GENERAL DEFINITIONS		64

12.1	Definitions	64

12.2	Interpretation	67

EXHIBITS

Form of Company Stockholder Letter Agreement	Exhibit A
Form of Transmittal Letter	Exhibit B
Form of Articles of Merger	Exhibit C
Form of Purchase Price Escrow Agreement	Exhibit D-1
Form of Indemnity Escrow Agreement	Exhibit D-2
Form of Employment Agreement	Exhibit E
Form of Lockup Agreement	Exhibit F
[Intentionally Omitted]	Exhibit G
Form of Legal Opinion of Saul Ewing LLP	Exhibit H
Example of Tangible Net Worth Calculation	Exhibit I
Form of Legal Opinion of Morgan, Lewis & Bockius LLP	Exhibit J

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of March 24, 2008, is by and among Bio-Imaging Technologies, Inc., a Delaware corporation (“Parent”), Bio-Imaging Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Phoenix Data Systems, Inc., a Pennsylvania corporation (the “Company”), and, solely with respect to Article X hereof, *** , in his capacity as representative of the Company Stockholders pursuant to the Company Stockholder Letter Agreement (the “Stockholders’ Representative”). Capitalized terms used in this Agreement are defined in Section 12.1, or in the applicable Section of this Agreement.
RECITALS:
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;
     WHEREAS, the Board of Directors and the stockholders of the Company have adopted this Agreement in accordance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”);
     WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement in accordance with the requirements of the BCL;
     WHEREAS, it is intended that the acquisition of the Company by Parent by a merger with and into the Merger Sub pursuant hereto shall qualify as a forward subsidiary merger under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986 (the “Code”); and
     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, each stockholder of the Company (each, a “Company Stockholder”) shall enter into a Stockholder Agreement in substantially the form attached hereto as Exhibit A (collectively, the “Company Stockholder Letter Agreements”); and
     WHEREAS, concurrently with the execution of this Agreement, certain employee stockholders of the Company listed on Annex A (each, an “Key Employee Stockholder”) and such other employees as mutually agreed by the Parent and Company shall enter into an Employment Agreement in substantially the form attached hereto as Exhibit E (collectively, the “Company Employment Agreements”); and
     WHEREAS, concurrently with the execution of this Agreement, certain active stockholders listed on Annex B (each, an “Active Stockholder”), shall each enter into a Lockup Agreement in substantially the form attached hereto as Exhibit F (each, a “Lockup Agreement”).

     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement and the filing of the Articles of Merger in the form attached hereto as Exhibit C, at the Effective Time, Company shall be merged with and into the Merger Sub and the separate corporate existence of Company shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of the Company shall cease and the Merger Sub shall be the surviving corporation under the BCL following the Merger as a wholly-owned subsidiary of Parent. Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Merger Sub as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”.
     1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place simultaneously with the execution hereof (the “Closing Date”) either (a) in person at a location to be mutually agreed upon by Company and Parent, or (b) by electronic transmission of the signature pages of this Agreement and any other agreements contemplated hereby. Simultaneously with the Closing, the Merger Sub as the surviving corporation shall file the Articles of Merger with the Secretary of the Commonwealth of Pennsylvania as provided in Sections 1926 and 1927 of the BCL. The Merger shall become effective at such time as the Articles of Merger is so filed, which time is hereinafter referred to as the “Effective Time.”
     1.3 Effects of the Merger.
          (a) At and after the Effective Time, the Merger shall have all of the effects specified in Section 1929 of the BCL.
          (b) At the Effective Time, the Articles of Incorporation of the Merger Sub in effect immediately prior to the Merger shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time except that Article I of the Articles of Incorporation shall read: “The name of this corporation is Phoenix Data Systems Inc.” As so amended, the Articles of Incorporation of the Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.
          (c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation

shall be changed to reflect the name change of Merger Sub discussed in Section 1.3(b) above), until amended thereafter in accordance with applicable Law.
          (d) At the Effective Time, each of the directors and officers of the Merger Sub immediately prior to the Effective Time, being the individuals whose names and positions are listed on Schedule 1.3(d) hereto, shall be the directors and officers of the Surviving Corporation, each to hold office until such person’s respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable Law.
     1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.
ARTICLE II
CONVERSION OF SECURITIES
     2.1 Merger Consideration; Effect on Company Capital Stock.
          (a) The aggregate merger consideration (the “Merger Consideration”) shall be an amount equal to 2,287,582 shares of the Common Stock of Parent, par value $.00025 per share (the “Stock Merger Consideration”), with an average closing price per share over the last thirty (30) trading days ending and including March 19, 2008 of $7.42 (the “Average Price”), plus $7,000,000 in cash (the “Cash Merger Consideration”).
          (b) At the Closing, the Parent shall pay to the holders of all Company Stock Options that are vested and in-the-money, in complete satisfaction of all obligations owing from the Company to such holder in respect of such Company Stock Options and in complete cancellation of those vested Company Stock Options, an amount equal to the value of the Company Stock at the Effective Time minus the exercise price of the Company Stock Option times the number of shares issuable upon exercise of such vested outstanding Company Stock Options (the “Spread Value”), such aggregate

Spread Value to be deducted from the Merger Consideration at the Effective Time. The Spread Value paid to each holder of a vested and in-the-money Company Stock Option shall be subject to the collection of all applicable federal, state and local income and employment withholding taxes by the Company (or Surviving Corporation), and the Spread Value paid to each such holder of a vested and in-the-money Company Stock Option shall accordingly be reduced by the amount of those withholding taxes, with the net amount to be paid to such holder at the Closing. At the Effective Time, each Company Stock Option outstanding under the Company Stock Option Plan that is either unvested or out-of-the-money shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be terminated and canceled without any further force or effect or right to exercise. The Company agrees that, prior to the Effective Time, all other outstanding Company Common Stock Equivalents shall be cancelled or converted into, or exercised or exchanged for, shares of Company Common Stock. “Company Common Stock Equivalents” means options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, would require the Company to issue, sell or otherwise cause to become outstanding shares of Company Common Stock. “Company Stock Options” means options to purchase shares of Company Common Stock issued pursuant to the Company’s 2001 Stock Option Plan (the “Company Stock Option Plan”).
          (c) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder
               (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares as provided in Section 2.6 and (B) Treasury Shares as provided in Section 2.1(c)(ii), shall be canceled, extinguished and converted into the right to receive and become exchangeable for the following:
                    (A) with respect to Company Common Stock owned by each of the Company Stockholders listed on Schedule 2.1(c)(i)(A) hereto (the “Electing Stockholders”), 584,669 shares of the Parent Common Stock plus $4,338,241.77 cash;
                    (B) with respect to all other shares of Company Common Stock, 1,359,776 shares of the Parent Common Stock plus $1,238,092.05 cash;
               (ii) each share of Company Common Stock held in the Company’s treasury (“Treasury Shares”) immediately prior to the Effective Time shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof; and
               (iii) each share of common stock of Merger Sub, par value $ 0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

               (iv) The Stock Merger Consideration to be issued to each Company shareholder at the Effective Time shall be a whole number of shares of Parent Common Stock, with any fractional shares rounded down and amount equal to the value of such fractional shares (with such value per share being equal to the Average Price) paid to the applicable Company shareholder in cash.
          (d) At the Effective Time, Parent shall deposit with an escrow agent mutually agreed by the Parent and the Company Stockholders (the “Escrow Agent”) the following:
               (i) A number of shares of Parent Common Stock equal to 5% of the Stock Merger Consideration receivable by all Company Stockholders (the “Purchase Price Escrow Shares”) and an amount of cash equal to 5% of the Cash Merger Consideration received by all Company Stockholders (the “Purchase Price Escrow Cash” and, together with the Purchase Price Escrow Shares and all income, proceeds and interest thereon, the “Purchase Price Escrow Fund”), to be held by such Escrow Agent for a period not to exceed three (3) business days following the final Closing Tangible Net Worth Statement pursuant to Section 2.2 below and pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit D-1 (the “Purchase Price Escrow Agreement”);
               (ii) A number of shares of Parent Common Stock equal to 10% of the Stock Merger Consideration received by all Company Stockholders (the “Indemnity Escrow Shares”) and an amount of cash equal to 10% of the Cash Merger Consideration received by all Company Stockholders (the “Indemnity Escrow Cash” and, together with the Indemnity Escrow Shares and all income, proceeds and interest thereon, the “Indemnity Escrow Fund”), to be held by such Escrow Agent for a period of equal to the longer of 12 months from the Effective Date or March 31, 2009 (the “Indemnity Escrow Period”) pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit D-2 (the “Indemnity Escrow Agreement”).
     2.2 Purchase Price Adjustment.
          (a) For purposes of this Section 2.2, the following terms shall have the meanings assigned to them in this Section 2.2(a):
               (i) “Accounting Principles” means U.S. GAAP applied on a basis consistent with those used in the preparation of the Audited Financial Statements.
               (ii) “Base Amount” means One Million Dollars ($1,000,000).
               (iii) “Closing Tangible Net Worth Statement” means an unaudited statement of Tangible Net Worth that is prepared in accordance with the Accounting Principles.
               (iv) “Final Tangible Net Worth” means the Tangible Net Worth (A) as shown in the Closing Tangible Net Worth Statement delivered by Parent to Stockholder’s Representative pursuant to Section 2.2(b), if no Notice of Objection with respect thereto is timely delivered by Stockholder’s Representative to Parent pursuant to Section 2.2(c); or (B) if a Notice of Objection is so delivered, (1) as agreed by Parent and Stockholder’s Representative pursuant to Section 2.2(c) or (2) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.2(d).
               (v) “Tangible Net Worth” means (A) total assets, excluding uncollectible accounts receivable (meaning accounts receivable that are not collectible within 120 days after commercially reasonable efforts of collection) in excess of applicable reserves maintained on the Company’s financial statements, minus total liabilities (total liabilities shall include any Transaction Expenses of the Company incurred by the Company but not yet paid as of Closing) less (B) intangible assets, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, as of the Closing Date, in each case calculated in accordance with Accounting Principles. Such calculation of Tangible Net Worth shall be consistent with the methods set forth in the example of such calculation attached hereto at Exhibit I. “Transaction Expenses” shall mean all expenses incurred by the Company in connection with this Agreement, for itself or on behalf of Company Stockholders, and the consummation of the transactions contemplated hereby, including, but not limited to, any and all legal, accounting, financial, advisory and consulting fees and expenses incurred as of Closing Date, whether or not paid as of Closing Date, and whether or not accrued in the Balance Sheet, as set forth in greater detail in Schedule 2.2(a)(v) attached hereto, but excluding expenses that would have to be incurred by the Company even in the absence of the transactions contemplated by this Agreement that are otherwise already included in the total liabilities.
          (b) Within 60 days after the Closing Date, Parent will prepare, or cause to be prepared, and deliver to Stockholder’s Representative the Closing Tangible Net Worth Statement which shall set forth Parent’s calculation of Tangible Net Worth. At Parent’s option, Parent may conduct a physical inventory for purposes of preparing the Closing Tangible Net Worth Statement, and Stockholder’s Representative and its representatives shall have the right to observe the taking of such physical inventory.
          (c) Upon receipt from Parent, Stockholder’s Representative shall have 15 days to review the Closing Tangible Net Worth Statement (the “Review Period”). If Stockholder’s Representative disagrees with Parent’s computation of Tangible Net Worth, Stockholder’s Representative may, on or prior to the last day of the Review Period, deliver a notice to Parent (the “Notice of Objection”), which sets forth the objections of the Stockholders’ Representative to Parent’s calculation of Tangible Net Worth. Any Notice of Objection shall specify those items or amounts with which Stockholder’s Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Stockholder’s Representative’s calculation of Tangible Net Worth based on such objections. To the extent not set forth in the Notice of Objection, Stockholder’s Representative shall be deemed to have agreed with Parent’s calculation of all other items and amounts contained in the Closing Tangible Net Worth Statement.

          (d) Unless Stockholder’s Representative delivers the Notice of Objection to Parent within the Review Period, Stockholder’s Representative shall be deemed to have accepted Parent’s calculation of Tangible Net Worth and the Closing Tangible Net Worth Statement shall be final, conclusive and binding. If Stockholder’s Representative delivers the Notice of Objection to Parent within the Review Period, Parent and Stockholder’s Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Tangible Net Worth. If, at the end of such period or any mutually agreed extension thereof, Parent and Stockholder’s Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Parent and Stockholder’s Representative (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.2 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Tangible Net Worth set forth in the Closing Tangible Net Worth Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Parent and Stockholder’s Representative and the example set forth on Exhibit I and not on an independent review. In so reviewing, the Independent Expert shall only be permitted to ascribe a value to any particular item of dispute within the range of the highest and lowest values ascribed to that item by Stockholder’s Representative and Parent, as the case may be. Parent and Stockholder’s Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than 45 days after its retention, the Independent Expert shall deliver to Parent and Stockholder’s Representative a report which sets forth its resolution of the disputed items and amounts and its calculation of Tangible Net Worth; provided that in no event shall Tangible Net Worth as determined by the Independent Expert be less than Parent’s calculation of Tangible Net Worth set forth in the Closing Tangible Net Worth Statement nor more than Stockholder’s Representative’s calculation of Tangible Net Worth set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated by the Independent Expert between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.
          (e) Within three (3) Business Days after Tangible Net Worth has been finally determined pursuant to this Section 2.2, if Tangible Net Worth is less than the Base Amount, Stockholder’s Representative shall instruct the Escrow Agent to release from the Purchase Price Escrow Fund and pay to Parent, as an adjustment to the Merger Consideration, on a dollar for dollar basis, in the manner provided below and in the Purchase Price Escrow Agreement, an amount of Purchase Price Escrow Shares and/or Purchase Price Escrow Cash having an aggregate value equal to the difference between the Base Amount and Final Tangible Net Worth (the “Deficit Amount”); provided, however, that to the extent the Deficit Amount exceeds the Purchase Price Escrow Fund (the “Remaining Balance”), then the Remaining Balance may be deducted from the Indemnity Escrow Fund pursuant to Article X.

          (f) To the extent that Parent is entitled to receive any amount from the Purchase Price Escrow Fund pursuant to subsection (e) above and any portion of such amount is to be received in the form of Parent Common Stock held in the Purchase Price Escrow Fund, then for the purposes of determining the number of shares of Parent Common Stock to be included in such amount, the shares of Parent Common Stock shall be valued at a price per share equal to the volume weighted average of the closing price per share of Parent Common Stock over the last thirty (30) trading days ending one business day prior to the date that Parent receives such amount, as adjusted for stock splits, stock dividends, and similar events during such period.
     2.3 Exchange of Certificates and Distribution of Merger Consideration.
          (a) Parent shall enter into an agreement with its registered transfer agent, or such other bank or trust company of recognized standing that may be designated by Parent (the “Exchange Agent”).
          (b) No later than five business days prior to the Closing, the Company shall furnish to Parent mailing labels or a computer file containing the names and addresses of the record holders of certificates representing Company Shares.
          (c) Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares a letter of transmittal in the form attached as Exhibit B (the “Transmittal Letter”). Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 as of the Effective Time in respect of the Company Shares (other than Dissenting Shares). Parent shall also deliver cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(c)(iv). At Closing, Parent shall deliver the Cash Merger Consideration to the Company Stockholders in accordance with Section 2.1(c)(i).
          (d) Upon surrender to the Exchange Agent of a certificate or certificates representing all of such Company Stockholder’s outstanding shares of Company Common Stock (collectively, “Certificates”), together with (i) a duly executed Transmittal Letter, and (ii) an executed Company Stockholder Letter Agreement, each Company Stockholder shall be entitled to receive, in exchange therefor, (A) a certificate representing that number of whole shares of Parent Common Stock which such Company Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, less (i) the number of Escrow Shares allocable to such Company Stockholder that is deposited into the Escrow Fund and (B) the cash which such Company Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, less the Escrow Cash that is deposited into the Escrow Fund. Each Certificate so surrendered shall forthwith be canceled.
          (e) As soon as practicable after the Effective Time, Parent or the Exchange Agent shall cause to be delivered (i) to Escrow Agent the Escrow Cash and a certificate or certificates representing the Escrow Shares and (ii) to each Company

Stockholder a certificate representing those shares of Parent Common Stock issuable to such Company Stockholder which are not Escrow Shares. The Escrow Shares and Escrow Cash shall be held in escrow by the Escrow Agent pursuant hereto and to the Escrow Agreements and shall be available to compensate Parent for certain adjustments under Section 2.2, damages as provided in Article X, and the Escrow Agreements. To the extent not used for such purposes, the Escrow Shares and Escrow Cash shall be released as provided in the Escrow Agreements.
          (f) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.
          (g) None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official of competent jurisdiction pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the shares of Parent Common Stock issuable, or cash payment determined in accordance with Section 2.2(d), in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.
          (h) The Company acknowledges that the offer and sale of shares of Parent Common Stock to the Company Stockholders pursuant to the Merger is intended to be exempt from registration under Regulation D promulgated under the Securities Act (“Regulation D”) and such shares may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and applicable state securities Laws or pursuant to an exemption therefrom. The certificates representing shares of Parent Common Stock shall bear a legend to the effect described above and shall include such additional legends as necessary to comply with applicable federal and state securities Laws and other applicable restrictions. The Company acknowledges that Parent is relying on certain written representations by each Company Stockholder in the Company Stockholder Letter Agreements to determine whether the offer and sale of shares of Parent Common Stock to the Company Stockholders pursuant to the Merger meets the conditions of Regulation D.
     2.4 Distributions with Respect to Unexchanged Shares of Company Common Stock. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Parent Common Stock shall be paid with respect to any share of Company Common Stock or other securities represented by a Certificate until such

Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Certificate there shall be paid to the holder of certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock which such holder shall have the right to receive pursuant to this Article II.
     2.5 No Further Ownership Rights in Company Common Stock. The payment of the Merger Consideration in respect of each share of Company Common Stock owned by the Company Stockholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such share of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock in accordance with the procedures set forth in this Article II.
     2.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the disbursement of the Merger Consideration in respect of shares of Company Common Stock represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably deem appropriate, including the posting of a standard bond required by Parent’s transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.
     2.7 Dissenters’ Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of Company Common Stock in the manner provided in the BCL (“Dissenting Shares”) shall not represent the right to receive the Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose his right to appraisal and payment under the BCL, each share of Company Common Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration.

          (b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article X hereof (i) the aggregate amount by which such payment exceeds the Merger Consideration and (ii) any other costs and expenses, including attorney fees and expenses, incurred in connection with investigating, defending and settling such demands for appraisal (the amounts in clauses (i) and (ii) collectively, “Dissenting Share Payments”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Merger Sub as of the date hereof that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”), which is being concurrently delivered to Parent in connection herewith and is designated therein as being the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedule, and no other representation or warranty unless such other applicable schedule is cross-referenced or unless the applicability of such exception to another schedule is reasonably apparent under the circumstances.

     3.1 Organization and Good Standing.
          (a) The Company is a corporation duly organized and validly subsisting under the Laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and except as set forth in the Company Disclosure Schedule, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole. The Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business.
          (b) The Company has complied with and is not in default under its Charter Documents. The Charter Documents of the Company in the forms attached to the Company Disclosure Schedule are the Charter Documents of the Company as in effect on the date of this Agreement and as of the Closing Date. “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
     3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 10,029,166 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock (the “Company Shares”) have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.
          (b) The Company Disclosure Schedule contains a true and complete list of the record holders of the Company Shares and sets forth the full name, current address and number and class of Company Shares owned by each.
          (c) The Company has duly reserved 1,412,500 shares of Company Common Stock for future issuance pursuant to the Company Stock Option Plan, of which Company Stock Options to purchase 775,715 shares of Company Common Stock are outstanding as of the date hereof. The Company has made available to Parent a report dated as of the date hereof that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the date on which such Company Stock Option was granted; (iii) the term of such Company Stock Option; (iv) the total number of shares of Company Common Stock that were originally subject to such Company Stock Option; (v) the number of shares of Company Common Stock that remain subject to such Company Stock Option, the number of such shares of Company Common Stock that have vested, and the number of shares of Company Common Stock for which such Company Stock Option has been exercised; (vi) the vesting schedule for such Company Stock Option; (vii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (viii) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. The Company has delivered to Parent accurate and complete copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement and (C) the Company Stock Option Plan.
          (d) Except for (i) the Company Shares outstanding as of the date hereof, (ii) the Company Stock Options under the Company Stock Option Plan outstanding as of the date hereof and (iii) the other Company Common Stock Equivalents that are disclosed in Section 3.2(d)(iii) of the Company Disclosure Schedule (the Common Stock Equivalents required to be disclosed pursuant to this Section 3.2(d)(iii), the “Other Purchase Rights”), the Company does not have outstanding securities of any kind. Except as set forth in the preceding sentence or as disclosed in Section 3.2(d) of the Company Disclosure Schedule, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and, to the Company’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company.
          (e) All outstanding Company Stock Options and Other Purchase Rights have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws.
          (f) No Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any holder of any Company Stock Option, (ii) any additional benefits for any holder of any Company Stock Option, or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Stock Option assumed by Parent or any Company Restricted Share. The treatment by Parent of the Company Stock Plans and the Company Stock Options in accordance with this Agreement will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence. Each holder of a Company Stock Option has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.
          (g) None of the Company Shares, Company Stock Options and Other Purchase Rights were issued or have been transferred in violation of, or, except as disclosed in Section 3.2(g) of the Company Disclosure Schedule, are subject to, any preemptive rights, rights of first offer or subscription agreements. Except as disclosed in Section 3.2(g) of the Company Disclosure Schedule, the Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements relating to Company Shares to which the Company is not a party.
          (h) None of the Company Stock Options which were not fully vested as of December 31, 2004 have been exercised.
          (i) The conversion, exercise and/or exchange of Company Stock Options and Other Purchase Rights prior to the Effective Time will be in compliance with the terms of the agreement pursuant to which such securities were issued and in compliance with all federal and state securities Laws, and the issuance of shares of Company Common Stock upon conversion, exercise and/or exchange of such securities shall have been duly authorized by all requisite corporate action on the part of the Company. Any such issuance of shares of Company Common Stock upon conversion, exercise and/or exchange of such securities shall be in accordance with the Company’s Charter Documents and shall not violate the rights of any Company Stockholder.
          (j) Except for the repurchase at cost of shares of Company Common Stock from employees of the Company in connection with the termination of their employment or as disclosed in Section 3.2(j) of the Company Disclosure Schedule, the Company has not repurchased or otherwise reacquired any of its securities. The repurchase of any such securities was duly approved and authorized by the Board of Directors and complied in all respects with applicable Law, and except as disclosed in Section 3.2(j) of the Company Disclosure Schedule, the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. Except as disclosed in Section 3.2(j) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.
          (k) The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.
          (l) Except as disclosed in Section 3.2(l) of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
     3.3 Subsidiaries of the Company. Except as set forth in the Company Disclosure Schedule, the Company has no Subsidiaries.
     3.4 Authority and Enforceability.
          (a) The Company has all necessary corporate power and authority to enter into this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
          (b) The Board of Directors of the Company has, by the unanimous vote of all directors in office, (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders and (iii) recommended that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption.
          (c) The Company Stockholders have duly approved this Agreement, the Merger and the transactions contemplated hereby by the affirmative vote of (i) holders of a majority of the outstanding Company Shares held by all Electing Shareholders, and (ii) holders of a majority of all the outstanding Company Shares other than those held by the Electing Shareholders on the record date of a duly convened meeting of the Company Stockholders, or by written consent in lieu of such meeting (the “Company Stockholder Approval”).
     3.5 No Conflict; Authorizations.
          (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Company’s Charter Documents, (ii) except as set forth in Section 3.5(a) of the Company Disclosure Schedule, violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company is a party, (B) of which the Company is a beneficiary or (C) by which the Company or any of its assets is bound, (iii) assuming compliance by the Company with the matters referred to in Section 3.5(b),violate or conflict with any Law, Authorization or Order applicable to the Company, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole. Section 3.5(a) of the Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Company is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation thereunder.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required to be made, obtained, performed or given to or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the Merger, other than the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania.
     3.6 Financial Statements.
          (a) True and complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31, 2007 and in each of the three (3) years through December 31, 2007 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at January 31, 2008 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the two (2) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are included in the Company Disclosure Schedule.
          (b) The Financial Statements and the Audited Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2007 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of January 31, 2008 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.
          (c) The Company maintains reasonable measures in place to assure that there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which would adversely affect Company’s ability to record, process, summarize and report financial data. There is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Section 3.6(c) of the Company Disclosure Schedule lists, and the Company has made available to Parent, accurate and complete copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such internal controls and procedures.

     3.7 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against or disclosed in the Balance Sheet as of the Balance Sheet Date, in accordance with GAAP or which are not required to be disclosed under GAAP, (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) obligations under Contracts, and (d) those described in Section 3.7 of the Company Disclosure Schedule. A complete and accurate list of the accounts payable reflected on the Interim Balance Sheet, showing, among other things, the aging thereof, any deferred revenue and accrued expenses, is included in Section 3.7 of the Company Disclosure Schedule. The Company has not received any written notice from a trade creditor stating that any account payable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account creditor.
     3.8 Inventory. The Company maintains no inventory directly related to Company products or services at the facilities of the Company or any affiliate of the Company and no inventory is held on a consignment basis.
     3.9 Accounts Receivable. Section 3.9 of the Company Disclosure Schedule sets forth a true and correct list of all billed accounts receivable and unbilled receivables (for services performed prior to Closing) of the Company (“Accounts Receivable”) as of the Interim Balance Sheet Date. All Accounts Receivable as of the Interim Balance Sheet Date (other than those paid since such date) and that have arisen since the Interim Balance Sheet Date represent valid obligations and are not subject to any setoffs or counterclaims of which the Company has Knowledge. All Accounts Receivable as of the Interim Balance Sheet, as adjusted, or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Interim Balance Sheet) are owned by the Company free and clear of any Lien (other than Permitted Liens), and except as set forth in Section 3.9 of the Company Disclosure Schedule, are collectible in the aggregate face amounts thereof, without resort to litigation or extraordinary collection activity, within one hundred twenty (120) days of the Closing Date. Except as set forth in Section 3.9 of the Company Disclosure Schedule, no Accounts Receivable have been outstanding for more than one hundred twenty (120) days. The Company has not received any written notice from an account debtor stating that any Account Receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor. No discount or allowance from any Accounts Receivable has been made or agreed to (other than legal perquisites, discounts or allowances made in the ordinary course of business consistent with industry practices), and none represents billings prior to actual sale of goods or provision of services.

     3.10 Taxes.
          (a) As used in this Agreement, the following words and terms have the following definitions:
               (i) “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
               (ii) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
               (iii) “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
          (b) The Company has duly and timely filed all Tax Returns required to have been filed by or with respect to the Company on or before the Closing Date, taking any timely-filed extensions into account. Each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid, and there are no unpaid Taxes, except as shown on the Interim Balance Sheet or Taxes incurred in the ordinary course of business since the Interim Balance Sheet Date.
          (c) As of the Closing Date, the Company has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all Tax-related information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
          (d) The statute of limitations for the assessment of federal income Taxes has expired for all periods through December 31, 2003. The Company is not the beneficiary of any extension of time within which to file any Tax Return, nor has the Company made (or had made on its behalf) any requests for such extensions. The Company has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
          (e) The Company Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Company Disclosure Schedule there is no Action now pending or threatened against or with respect to the Company in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for December 31, 2004, 2005, and 2006. For purposes of clarity, nothing disclosed on Company Disclosure Schedule 3.10(e) shall limit or modify this Section 3.10(e).
          (f) The Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Company currently files Tax Returns. No claim has been made in writing to the Company by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that the Company must file Tax Returns.
          (g) The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. The Company is not a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. The Company has not ever been a United States real property holding corporation within the meaning of Section 897(c) (2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that would obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.
          (h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the Company has not agreed to nor is required to make by reason of a change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. The Company has not received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. The Company has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (i) The Company (i) has not ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has not ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) does not have any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise.

The Company is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.
          (j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.
          (k) The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
          (l) The Company Disclosure Schedule lists each person who Company reasonably believes is, with respect to Company or any Affiliate of the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations thereunder).
          (m) Neither the Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368 of the Code. The Company is not aware of any agreement or plan to which the Company or any of its Affiliates is a party or other circumstances relating to the Company or any of its Affiliates that would reasonably be expected to prevent the Merger from so qualifying as a “reorganization” under Section 368 of the Code.
          (n) The unpaid Taxes of Company (i) did not, as of the Balance Sheet Date and the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet or the Interim Balance Sheet, respectively, (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Balance Sheet Date the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (o) At all times since incorporation, for federal income tax purposes, the Company has validly been treated as an “S corporation” within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation.
     3.11 Compliance with Law.

          (a) The Company has complied in all material respects with each, and is not in violation in any material respect of, any applicable Law to which the Company or its business, operations, assets or properties is subject.
          (b) No event has occurred and, to the Company’s Knowledge, no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company to comply with, any Law, except for any such violations, conflicts or failures to comply that would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole. The Company has not received written notice regarding any such violation of, conflict with, or failure to comply with, any Law.
     3.12 Authorizations.
          (a) The Company owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company in the conduct of its business free and clear of all Liens, except where the failure to own, hold, possess or lawfully use any such Authorizations would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All material Authorizations are listed in the Company Disclosure Schedule.
          (b) No event has occurred and, to the Company’s Knowledge, no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any material Authorization. The Company has not received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any material Authorization. The Company is not in default, nor has the Company received notice of any claim of default, with respect to any material Authorization.
          (c) No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company owns, possesses or uses in the operation of its business as now conducted.
     3.13 Title to Personal Properties.
          (a) The Company Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by right under an agreement by the Company as of the date of this Agreement, with a book value in excess of $1000.00, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

          (b) With respect to personal properties and assets that they purport to own, including all properties and assets reflected as owned on the Interim Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Company has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s business in any material respect and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present use of the properties they affect.
          (c) With respect to personal properties and assets that are leased, the Company has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in violation of any of the terms of any such lease other than any such violations that would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole.
     3.14 Condition of Tangible Assets. To the Company’s knowledge, all facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company, other than Real Property, are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.
     3.15 Real Property.
          (a) The Company does not own any Real Property. The Company Disclosure Schedule contains list of all real property and interests in real property leased by the Company (the “Real Property”). The Real Property listed on the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company as currently conducted.
          (b) With respect to Real Property, the Company has delivered to Parent a true and complete copy of every lease and sublease pursuant to which the Company is a party or by which any of them is bound (each, a “Lease”). The Company has peaceful, undisturbed and exclusive possession of the Real Property.
          (c) The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not materially restrict, or materially impair, the use of the Real Property for purposes of the business. The Company has not received any written notice from any Governmental Entity or other Person that the Real Property does not comply with all applicable material building and zoning codes, deed restrictions, ordinances and rules.

          (d) No Governmental Entity having the power of eminent domain over the Real Property has commenced or, to the Company’s Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to the Company’s Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof. The Company has not received written notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.
          (e) To the Company’s Knowledge, the Real Property and all present uses and operations of the Real Property comply in all material respects with all Laws, Authorizations, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The continued use, occupancy and operation of the Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.
          (f) The Real Property is in suitable condition for the business of the Company as currently conducted and as proposed by the Company to be conducted. The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.
          (g) No Person other than the Company is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company the right of use or occupancy of the Real Property or any portion thereof. No easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property in any material respect.
          (h) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or necessary for the current use and operation of the Real Property are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are, to the Company’s Knowledge, are fully operable and adequate to service the Real Property in the operation of the business as currently conducted and to permit compliance with the requirements of all Laws in the operation thereof. To the Company’s Knowledge, no fact or condition exists which would result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.
     3.16 Intellectual Property.
          (a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.
          (b) The Company Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Company (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”); provided that the Company Disclosure Schedule is not required to list, and Company Owned Intellectual Property shall not be deemed to include, items which are both (i) immaterial to the Company and (ii) not registered or the subject of an application for registration. Except as described in the Company Disclosure Schedule, the Company owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens.
          (c) The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes the Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company’s products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive; provided, however, that the Company Disclosure Schedule is not required to list, and In-Bound Licenses shall not be deemed to include, items that consist solely of “shrink-wrap” and similar commercially available end-user licenses that are not material to Company’s Intellectual Property Rights, service offerings or business.
          (d) The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which the Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.
          (e) Except as described in Section 3.16(e) of the Company Disclosure Schedule, the Company (i) owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company as they are currently conducted or proposed by the Company to be conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Company Disclosure Schedule. The Company Owned Intellectual Property, together with the Company’s rights under the In-Bound Licenses listed in the Company Disclosure Schedule, together with items expressly permitted to be excluded from the foregoing categories (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Company’s businesses as they are currently conducted and as proposed by the Company to be conducted.
          (f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Company. All Patents that have been issued to the Company are valid.
          (g) The Company is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. The Company Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Intellectual Property, including the due date for any outstanding response by the Company in such Actions. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, The Company has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. The Company Disclosure Schedule lists all previously held Company Registered Items that the Company has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.
          (h) Except as described in Section 3.16(h) of the Company Disclosure Schedule; (i) none of the products or services currently developed manufactured, sold, distributed, provided, shipped or licensed, by the Company, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party; (ii) the Company has not, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party; (iii) the Company has not received any communication alleging that the Company or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Company’s Knowledge, is there any basis therefor; (iv) no Action has been instituted, or, to the Company’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company and none of the Company Intellectual Property is subject to any outstanding Order. To the Company’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.
          (i) With respect to the Company’s Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company that is not covered by an issued Patent, including but not limited to causing third parties who are given or have access to Proprietary Information owned by the Company to enter into binding written confidentiality agreements between the Company and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been made available to Parent. The Company is, and to the Company’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. Except as disclosed in Section 3.16(i) of the Company Disclosure Schedule, the Company is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company to use, Proprietary Information owned by such third party.
          (j) Except as described in Section 3.16(j) of the Company Disclosure Schedule, all current and former employees, consultants and contractors of the Company who have access to Proprietary Information have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company (“Work Product Agreements”). True and complete copies of the Work Product Agreements have been made available to Parent. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.
          (k) To the Company’s Knowledge, no employee, consultant or contractor of the Company has been, is or will be, by performing services for the Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or any services rendered by such employee, consultant or independent contractor.

          (l) All Intellectual Property that has been distributed, sold or licensed to a third party by the Company that is covered by a warranty conformed to or materially conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company for the time period during which such representations and warranties apply. True and complete copies have been made available to Parent of all Contracts pursuant to which the Company has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by the Company.
          (m) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise renegotiate any of the Company’s rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property, except those consents identified in Section 3.16(m) of the Company Disclosure Schedule.
          (n) Software.
               (i) The Software owned, or purported to be owned by the Company (collectively, the “Company Owned Software”), was either (A) developed by employees of the Company within the scope of their employment by the Company, (B) developed by independent contractors who have assigned all of their right, title and interest therein to the Company pursuant to written agreements or (C) otherwise acquired by the Company from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein. None of the Company Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than the Company, other than such materials obtained by the Company from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms or otherwise rightfully licensed.
               (ii) Each of the Company’s existing and currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end-user documentation, subject only to routine bugs and errors, that can be corrected promptly by the Company in the course of providing customer support without further liability to the Company, and all of the code, which includes both object and source code, of such products has been developed in a manner that meets common industry practice. To the Company’s Knowledge, each of the Company’s existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

               (iii) The Company has taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.
               (iv) The Company has not exported or transmitted Software or other material in connection with the Company’s business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.
               (v) The Company Owned Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any Systems to the detriment of the end user. The Company has taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with the Company’s business are free from Disabling Codes and Contaminants. The Software licensed by the Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of the Company (“Systems”) or that might result in damage thereto. The Company has taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.
               (vi) No Public Software: (A) forms part of any Company Intellectual Property; (B) was, or is, used in connection with the development of any Company Owned Intellectual Property or any products or services developed or provided by the Company; or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with Company Intellectual Property. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.
     3.17 Absence of Certain Changes or Events. Since the Balance Sheet Date:
          (a) there has not been any material adverse change in the business, financial condition, operations or results of operations of the Company taken as a whole, excluding changes in general economic, regulatory, legal or political conditions, such as changes in prevailing interest rates, affecting the United States, the geographic areas in which the Company does business, or the industries in which the Company operates;
          (b) The Company has not amended or otherwise modified its Charter Documents;

          (c) The Company has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;
          (d) except as disclosed in Section 3.17 of the Company Disclosure Schedule, the Company has not split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Company Stock Options and the issuance of shares of Company Common Stock upon exercise of Company Stock Options;
          (e) The Company has not altered any term of any outstanding securities;
          (f) except in accordance with Section 3.17 of the Company Disclosure Schedule, the Company has not (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;
          (g) The Company has not sold, leased, transferred or assigned any property or assets of the Company, except for the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;
          (h) except in accordance with Section 3.17 of the Company Disclosure Schedule, the Company has not incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Balance Sheet Date;
          (i) except in accordance with Section 3.17 of the Company Disclosure Schedule, the Company has not incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;
          (j) the Company has not made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;
          (k) (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated, and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.18 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;
          (l) the Company has not sold, transferred, pledged or assigned any Company Intellectual Property except for Out-Bound Licenses entered into in the ordinary course of business;

          (m) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;
          (n) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Company are subject, except for any such violations and conflicts that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company taken as a whole;
          (o) there has not been any material damage, destruction or loss with respect to the property and assets of the Company, whether or not covered by insurance;
          (p) The Company has not made any change in accounting practices;
          (q) The Company has not made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or
          (r) The Company has not agreed, whether in writing or otherwise, to do any of the foregoing.
     3.18 Contracts.
          (a) The Company Disclosure Schedule contains a complete and accurate list of each Material Contract (defined below) to which the Company is a party or is subject, or by which any of their respective assets are bound. For purposes of this Agreement, “Material Contracts” shall mean all contracts to which the Company is a party or is subject to, and:
               (i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by the Company of $50,000 or more, or (B) aggregate payments by the Company of $100,000 or more;
               (ii) (A) for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and that involves (1) a specified annual minimum dollar sales amount by the Company of $50,000 or more, or (2) aggregate payments to the Company of $100,000 or more, or (B) pursuant to which the Company received payments of more than $50,000 in the year ended December 31, 2007 or expects to receive payments of more than $50,000 in the year ending December 31, 2007;
               (iii) that requires the Company to purchase its total requirements of any product or service from a third party;
               (iv) that continues over a period of more than six (6) months from the date hereof and involves payments to or by the Company exceeding $50,000, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

               (v) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company without liability to the Company;
               (vi) that is a partnership, joint venture or similar Contract;
               (vii) that is a distribution, dealer, representative or sales agency Contract;
               (viii) that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company in any one case of $20,000 or more annually or $50,000 or more over the term of the lease;
               (ix) which provide for the indemnfication by the Company of any Person, the undertaking of the Company to be responsible for consequential damages, or the assumption by the Company of any Tax, environmental or other Liability;
               (x) with any Governmental Entity;
               (xi) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
               (xii) for a charitable or political contribution in any one case in excess of $1,000 or any such Contracts in the aggregate greater than $2,000;
               (xiii) for any capital expenditure or leasehold improvement in any one case in excess of $10,000 or any such Contracts in the aggregate greater than $50,000;
               (xiv) that restricts or purports to restrict the right of the Company to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;
               (xv) that is an In-Bound License or Out-Bound License;
               (xvi) that relates to the acquisition or disposition of any material portion of the Company’s business (whether by merger, sale of stock, sale of assets or otherwise); and
               (xvii) that is a collective bargaining Contract or other Contract with any labor organization, union or association.

          (b) As to the Company and, to the Company’s Knowledge, to each other party thereto, each Material Contract is in full force and effect and valid and enforceable in accordance with its terms.
          (c) The Company is not, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any Material Contract, and The Company has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.
          (d) The Company has made available to Parent accurate and complete copies of each Material Contract.
          (e) All Contracts other than Material Contracts to which the Company is a party or is subject, or by which any of its assets are bound (collectively, the “Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms. The Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company, except where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company taken as a whole.
          (f) Set forth on Section 3.18(f) of the Company Disclosure Schedule is a list of all Company clients and backlog as of the Interim Balance Sheet date, including (i) the start and end date of the client relationship, (ii) the total value of any contracts related to the client, (iii) the current value of services performed and products delivered to client, and (iv) the remaining value of services to be performed and products delivered to client.
     3.19 Litigation.
          (a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against or affecting the Company or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action except as set forth in Section 3.19(a) of the Company’s Disclosure Schedule. To the Company’s Knowledge, there is no Action pending against any current or former director or employee of the Company with respect to which the Company has or is reasonably likely to have an indemnification obligation.

          (b) There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its properties or assets. There is no Order to which the Company or any of its properties or assets are subject.
     3.20 Employee Benefits.
          (a) The Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been made available to Parent. The Company has not committed to create any additional Company Benefit Plan or amend any Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company, as defined in Section 414(b), (c), (m) or (o) of the Code.
          (b) Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and, to the Company’s Knowledge, no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.
          (c) None of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which would subject Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

          (d) To the Company’s Knowledge, there is no event or condition existing which would be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which would subject the Company to a penalty under Section 4071 of ERISA.
          (e) None of the Company or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.
          (f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been made available to Parent.
          (g) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.
          (h) With respect to each Company Benefit Plan to which the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.
          (i) Full payment has been made of all amounts which the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.
          (j) Each Company Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none of Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.
          (k) None of the Company or any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.
          (l) There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company

Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.
          (m) Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company or an ERISA Affiliate at any time without liability.
          (n) No Company Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.
          (o) The consummation of the Merger alone will not (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay, unemployment compensation or any other payment, (ii) except as disclosed in Section 3.20 of the Company Disclosure Schedule, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Company or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.
          (p) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing.
          (q) Each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company or any ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.
          (r) The Company Disclosure Schedule sets forth all Company Benefit Plans covering employees of the Company outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, in all material respects with their constituent documents and all applicable Laws. There are no material unfunded Liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.

          (s) Section 3.20(s) of the Company Disclosure Schedule sets forth a list of all plans, programs, contracts or arrangements to which the Company or any of its Subsidiaries is a party, or to which either is subject, which the Company provides for the payment of deferred compensation subject to Section 409A of the Code.
          Each such plan, program, contract or arrangement of the Company or any of its Subsidiaries that provides deferred compensation subject to Section 409A of the Code has been administered and operated in good faith compliance with the applicable requirements of Code Section 409A and the transitional guidance provided under Code Section 409A by the Internal Revenue Service or the United States Treasury Department.
     3.21 Labor and Employment Matters.
          (a) The Company Disclosure Schedule sets forth (i) a list of all directors, employees, contractors and consultants of the Company (including title and position) as of the date hereof, and (ii) the base compensation and benefits of each such director, employee, contractor and consultant whose base compensation and target bonus exceeds $130,000.00 as of the year ending December 31, 2007. Except as disclosed in Section 3.21 of the Company Disclosure Schedule, all directors, employees, contractors and consultants of the Company may be terminated by the Company at any time with or without cause and without any severance or other Liability to the Company.
          (b) The Company is not a party or subject to any labor union or collective bargaining Contract. There have not been since inception and there are not pending or, to the Company’s Knowledge, threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company. There is no unfair labor charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or, to the Company’s Knowledge, no circumstances exist that may provide the basis of any work stoppage or other labor dispute.
          (c) The Company has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and, to the Company’s Knowledge, have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. The Company has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.
          (d) The Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

          (e) The Company is not a party to any contract which restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. The Company has not since inception effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company, except in accordance with the WARN Act.
          (f) The Company has complied, and is in compliance, in all material respects with the requirements of the Immigration Reform and Control Act of 1986. The Company Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States.
     3.22 Environmental.
          (a) As used in this Agreement, the following words and terms have the following definitions:
               (i) “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.
               (ii) “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that the Company has incurred any Environmental Liability.
               (iii) “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.
               (iv) “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water

Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.
               (v) “Environmental Liabilities” means Liabilities based upon or arising out of (A) the ownership or operation of the business of the Company or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.
               (vi) “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.
               (vii) “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.
               (viii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.
          (b) The Company has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Company Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger. The Company has been, and is currently, in compliance in all material respects with all Environmental Laws. The Company has not received notice alleging that the Company is not in such compliance with Environmental Laws.

          (c) There are no past, pending or, to the Company’s Knowledge, threatened Environmental Actions against or affecting the Company, and the Company is not aware of any facts or circumstances which would be expected to form the basis for any Environmental Action against the Company.
          (d) The Company has not entered into or agreed to any Order, and the Company is not subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.
          (e) No Lien has been attached to, or asserted against, the assets, property or rights of the Company pursuant to any Environmental Law, and, to the Company’s Knowledge, no such Lien has been threatened. To the Company’s Knowledge, there are no facts, circumstances or other conditions that would be expected to give rise to any Liens on or affecting any Real Property.
          (f) To the Company’s Knowledge, there has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by the Company, except for reasonable quantities of Hazardous Substances that are used in the operations of the Company, including ordinary office supplies, cleaning supplies, pesticides, insecticides and paint, provided such Hazardous Substances are used, stored, handled and disposed of in accordance with Environmental Laws.
          (g) The Company has not received a CERCLA 104(e) information request nor has the Company been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. The Company has not received an analogous notice or request from any non-U.S. Governmental Entity.
          (h) To the Company’s Knowledge, there are no aboveground tanks or underground storage tanks on, under or about the Real Property, and any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by the Company have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.
          (i) To the Company’s Knowledge, there are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs, nor any asbestos containing material or lead based paint containing materials in at, on, under or within the Real Property.
          (j) To the Company’s Knowledge, none of the Real Property is an Environmental Clean-up Site.
          (k) The Company has made available to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of the Company with respect to the current year and the preceding five years.
     3.23 Related Party Transactions. Except as disclosed in Section 3.23 of the Company Disclosure Schedule, there are no Contracts of any kind, written or oral, entered into by the Company with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases or other budgeted increases in such compensation in the ordinary course of business) and copies of which have been made available to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been made available to Parent. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company has a business relationship, or with any firm or corporation that competes with the Company (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). To the Company’s Knowledge, no officer or director of the Company or member of his or her immediate family or greater than 5% stockholder of the Company or any Affiliate of any of them or any employee of the Company is directly or indirectly interested in any Material Contract.
     3.24 Insurance.
          (a) The Company Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
          (b) The Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.
          (c) All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company following the Merger. Such Policies provide adequate insurance coverage for the Company and its businesses, properties, assets and employees, and are sufficient in all material respects for compliance with all Laws and Contracts to which the Company is a party or by which it is bound.

          (d) All premiums due under the Policies prior to the Closing Date have been paid in full. The Company has not received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company as a condition to the continuation of coverage under, or renewal of, any such Policy. To the Company’s Knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.
     3.25 Books and Records. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any of the funds of the Company other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects, and have been maintained in accordance with sound business practices. There are no resolutions or other actions of the stockholders, the board of directors or any committee of the board of directors other than as disclosed in the records of the meetings and written consents contained in the minute books. At the Closing, all of those books and records will be in the possession of the Company. At the Closing, the Company will deliver, or cause to be delivered, to Parent or its designee all of the minute books of the Company.
     3.26 Product Warranty.
          (a) Except as set forth in the Company Disclosure Schedule, there are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by the Company, beyond that set forth in the standard conditions of sale or service, copies of which are included in the Company Disclosure Schedule.
          (b) Each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by the Company has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, or recurring errors with respect to any Products when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.
          (c) The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Company on or prior to the Interim Balance Sheet Date. The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, the Company on or prior to the Closing Date.
     3.27 Conditions Affecting the Company. No employee, agent, customer or supplier of the Company has given the Company written notice that he/she/it intends to terminate his/her/its relationship with the Company solely as a result of the consummation of the Merger.
     3.28 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except Cross Tree Capital Partners, LP (the “Company Broker Fee”). The Company has made available a true and complete copy of the Company’s Contract with Cross Tree Capital Partners, LP to Parent. No claim exists or will exist against the Company or the Surviving Corporation or, based on any action by the Company against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.
     3.29 No Illegal Payments. None of the Company or, to the Knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”
     3.30 Suppliers and Customers. The Company Disclosure Schedule sets forth (a) the names of the ten (10) suppliers with the greatest dollar volume of sales to the Company in the years ended December 31, 2006 and 2007; (b) each supplier who constitutes a sole source of supply, or is otherwise material, to the Company; and (c) the names of the ten (10) customers with the greatest dollar volume of purchases from the Company in the years ended December 31, 2006 and 2007. No such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company. The Company has not received written notice nor does it have knowledge that any such supplier or customer will cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, solely as a result of the Merger.

     3.31 Bank Accounts. The Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.
     3.32 Powers of Attorney. Except as set forth in the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company in favor of any Person.
     3.33 Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Company Disclosure Schedule, the Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading. Except as specifically set forth in this Agreement or the Company Disclosure Schedule, there are no facts or circumstances of which the Company is aware that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company taken as a whole.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”), which is being concurrently delivered to the Company in connection herewith and is designated therein as being the Parent Disclosure Schedule. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Parent Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Disclosure Schedule, and no other representation or warranty.
     4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.
     4.2 Capital Structure. The authorized capital stock of Parent consists of 18,000,000 shares of Parent Common Stock, and 3,000,000 shares of Preferred Stock, $.00025 par value (“Parent Preferred Stock”). As of the date of this Agreement, (i) 11,950,718 shares of Parent Common Stock were issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) 1,624,229 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent’s stock option plans, and (iii) 277,378 shares of Parent Common Stock were reserved for future issuance pursuant to stock options remaining available for grant under Parent’s stock option plans and other than options/warrants/option pool, there exist no agreements or commitments to issue Parent stock. As of the date of this Agreement, none of the shares of Parent Preferred Stock is issued and outstanding. The shares of Parent Common Stock issuable pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $.0001 per share, none of which are issued and outstanding, and all of which shares are validly issued, fully paid, nonassessable and owned by Parent. Between the date of the Letter of Intent and the Closing Date, Parent has not, directly or indirectly, repurchased or otherwise reacquired any of the Parent’s securities. Neither Parent nor any of Parent’s Subsidiaries has taken any action that would have the effect of causing the shares that are included in the Stock Merger Consideration to represent a decreased proportion of the issued and outstanding shares of Parent Common Stock, nor entered into any agreement or commitment to do so, and neither Parent nor any of Parent’s Subsidiaries has any present plans to take any such action or undertake any such agreement or commitment.
     4.3 Authority and Enforceability. Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, pursuant to the BCL and those rules promulgated by Nasdaq. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
     4.4 No Conflicts; Authorizations.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate the provisions of any of the Charter Documents of Parent or Merger Sub, (ii) violate any Contract to which Parent or Merger Sub is a party, (iii) assuming compliance by Parent with the matters referred to Section 4.4(b), violate any Law applicable to Parent or Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent or Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected, individually or in the aggregate, materially to impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be required under the HSR Act and the Other Antitrust Laws, (ii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, (iii) such filings as may be required under the Exchange Act and the rules of the Nasdaq Global Market, and (iv) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.
     4.5 SEC Filings; Financial Statements.
          (a) Parent has made available to the Company all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2006 (collectively, the “Parent SEC Reports”), all of which were timely filed. The Parent SEC Reports (i) at the time they were filed complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end recurring adjustments).

     4.6 Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.7 Completeness of Disclosure. No representation or warranty by the Parent in this Agreement, the Exhibits attached hereto or any certificate furnished or to be furnished to Company pursuant hereto contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading. Except as specifically set forth in this Agreement, there are no facts or circumstances of which the Parent is aware that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent and its Subsidiaries taken as a whole.
ARTICLE V
COVENANTS OF THE COMPANY
     5.1 Non-Competition by Company Stockholders. The Company Stockholders acknowledge that each has agreed to those restrictive covenants by Company Stockholders set forth in the Company Stockholder Letter Agreement, dated as of the date of this Agreement.

ARTICLE VI
COVENANTS OF PARENT
     6.1 Employees and Employee Benefit Plans. At the Effective Time, the Surviving Corporation shall continue the employment of all employees of the Company as of the Effective Time (the “Transitioned Employees”) on substantially the same terms and at substantially the same salary and benefits as are offered such Transitioned Employees immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall maintain the Company Benefit Plans in effect at the Effective Time. Parent shall take all reasonable actions necessary to allow the Transitioned Employees to participate in benefit programs which are substantially comparable to those maintained by the Company prior to the Effective Time from and after the Effective Time. All periods of service for Transitioned Employees while employed with the Company will constitute credited service under any Company Benefit Plan, or benefit plan of Parent or any of its Subsidiaries in which Transitioned Employees are eligible to participate.
     6.2 Registration Rights. Parent agrees to register the Parent Shares constituting the Stock Merger Consideration (the “Total Parent Shares”) on a registration statement on Form S-3 or Form S-4, or such similar form as may be required, filed with the U.S. Securities and Exchange Commission within thirty (30) days of the Closing Date, and Parent shall use its commercially reasonable efforts to have the registration statement declared effective within ninety (90) days of the Closing Date. Notwithstanding the foregoing, this Section 6.2 shall no longer apply upon the later to occur of (i) when the Total Parent Shares are sold or may be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, and (ii) the expiration of the Lock-Up Agreements.
     6.3 Technology Committee. As soon as practicable after the Effective Time, Parent shall cause the establishment of a technology committee (the “Committee”) to advise on the strategic and tactical development and implementation of technologies of the Surviving Corporation. The Committee shall be chaired by the president and/or chief executive officer of the Parent (the “Chair”) and will include Michael Crayne and other technology employees of the Parent and the Company, as approved by the Chair in his or her sole discretion. Notwithstanding the foregoing, the Committee shall only serve as an advisory committee and shall not have any approval, consent, veto or other similar rights with respect to any matters related to the Parent or the Company. This Section 6.4 shall survive for one (1) year from the Effective Time, and whether such term will be extended will be reviewed annually by the Committee and the final decision shall be made by the Chair.
     6.4 Receivable Collectability Claims. If: (i) there is any reduction in the Company’s Tangible Net Worth pursuant to Section 2.2 of this Agreement by reason of any account receivable of the Company being designated as an uncollectable account receivable in excess of applicable reserves; or (ii) any breach in a representation or warranty of the Company regarding the collectability of an account receivable results in Parent making a claim for indemnification under Article X (either such event, a “Receivable Collectability Claim”); then, in either case, in consideration of this Agreement, Parent and the Surviving Corporation shall use commercially reasonable efforts to collect the pertinent account receivable and, upon receipt of cash proceeds with respect thereto, shall deliver an amount of such proceeds up to the amount of the Receivable Collectability Claim to the Stockholders’ Representative or his designee. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall survive the Effective Date.
ARTICLE VII
COVENANTS OF THE COMPANY AND PARENT
     7.1 Regulatory Approvals. Each of Parent, Merger Sub and the Company shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the Merger and the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger. Parent and the Company shall be equally responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.
     7.2 Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other parties hereto; provided, however, that Parent may, without such approval, but with prior notice to the Company, make such press releases or other public statements as it is advised by counsel are required under the rules of NASDAQ or applicable securities Laws.
     7.3 Tax-Free Reorganization. Parent and the Company shall (and following the Effective Time, Parent shall cause the Surviving Corporation to) take no action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.
     7.4 Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

     7.5 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby.
     7.6 Preparation and Filing of Final S Corp Tax Return.
          (a) The Surviving Corporation will cause the tax preparer who customarily prepared the Company’s tax returns prior to the Closing Date to prepare on behalf of the Company, in accordance with past practice unless otherwise required by law and at the expense of the Surviving Corporation, all Tax Returns required to be filed by or on behalf of the Company with respect to the period beginning January 1, 2008 and ending on the Effective Date (the “Final S Corp Returns”).
          (b) At least thirty (30) days prior to the due date for filing the Final S Corp Returns, the Surviving Corporation will provide the Stockholders’ Representative with draft copies of the Final S Corp Returns, along with supporting workpapers, and the Stockholders’ Representative will have a period of not less than twenty (20) days to review and approve the Final S Corp Returns, which approval shall not unreasonably be withheld. The Surviving Corporation will permit the Stockholders’ Representative and his accountants and tax advisers to have such access to the books and records of the Company as are necessary or desirable for the review of the Final S Corp Returns. The failure of the Stockholders’ Representative to object to any draft Final S Corp Return within twenty (20) days after it was provided to the Stockholders’ Representative shall be deemed an indication of its approval thereof. If a dispute arises following the review of any draft Final S Corp Return by the Stockholders’ Representative and such dispute is not resolved by the Surviving Corporation and the Stockholders’ Representative within ten (10) days prior to the due date of such tax return (taking into account any applicable extensions of time), such dispute will be settled by an independent accounting firm mutually agreeable to the Stockholders’ Representative and the Surviving Company, which shall submit its final determination within seven (7) days and such determination shall be final and binding on the parties. Any taxes due prior to January 1, 2008 in excess of the tax reserved on the Closing Balance Sheet shall be claim on the Purchase Price Escrow Fund.
          (c) After the Final S Corp Returns have been approved (or have been deemed to be approved) by the Stockholders’ Representative the Surviving Corporation shall cause the Final S Corp Returns to be timely filed (taking into account all extensions). The Surviving Corporation and Parent shall not cause any amended Tax Return to be filed by or on behalf of the Company for any period ending on or prior to the Effective Date without the prior written consent of the Stockholders’ Representative.
          (d) If the Surviving Corporation receives any notice or communications from a Governmental Authority relating to periods prior to the Effective Date with respect to pass-through Tax items for which the Company Stockholders, or any of them, is liable, then (i) the Surviving Corporation will promptly deliver a copy of such notice or communication to the Stockholders’ Representative, and (ii) the Surviving

Corporation will take such actions in response to such notice or communication as the Stockholders’ Representative reasonably requests, so long as the Surviving Corporation is fully reimbursed or indemnified for all costs and expenses that it may incur in connection with such actions.
ARTICLE VIII
CLOSING DELIVERABLES
     8.1 Closing Deliverables of Company. At the Closing, the Company will deliver to Parent:
          (a) A certificate dated the Closing Date signed on behalf of the Company by the President of the Company, certifying that the representations and warranties of the Company set forth in this Agreement are true and correct at and as of such date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case the certificate shall certify that such representations and warranties are true and correct as of such earlier date.
          (b) A certificate dated the Closing Date signed on behalf of the Company by the President of the Company, certifying that the Company has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided that, with respect to obligations that are qualified by materiality, the certificate shall certify that Company has performed such obligations, as so qualified, in all respects.
          (c) A certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of the Company approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent) and all related documentation; (ii) attached thereto is a true and complete copy of resolutions adopted by the holders of at least a majority of the then outstanding Company Shares held by the Electing Shareholders and the other Company Shareholder, each voting as a separate class on an as-converted to Common Stock basis adopting and approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); and (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.
          (d) All material governmental and regulatory approvals, consents and/or waivers as may be required by the Company for compliance with all regulatory and governmental requirements applicable to the Company;
          (e) A certificate signed on behalf of the Company by the President of the Company certifying that: (i) all Company Stock Options that are vested and in-the-money shall have been cancelled in consideration of the payment by the Company to the holders thereof of the Spread Value as set forth in Section 2.1(b); (ii) all other Company Stock Options shall have been cancelled as set forth in Section 2.1(b); (iii) all other

Company Common Stock Equivalents have been converted into, and all Other Purchase Rights have been converted into, or exercised or exchanged for, shares of Company Common Stock; and (iv) the Company Stock Option Plan has been terminated.
          (f) Evidence, which may consist of a Secretary’s Certificate to such effect, that the holders of no more than five percent (5%) of the Company Shares on an as-converted to Common Stock basis have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.
          (g) Company Stockholder Letter Agreement, duly executed by each Company Stockholder.
          (h) The Purchase Price Escrow Agreement, duly executed by the Escrow Agent and the Stockholders’ Representative.
          (i) The Indemnity Escrow Agreement, duly executed by the Escrow Agent and the Stockholders’ Representative.
          (j) Employment and Noncompetition Agreements duly executed by each of the Key Employee Stockholders.
          (k) From each of the Company Stockholders, a duly-executed Lockup Agreement. The Lockup Agreement related to this Section 8.1(k) shall provide that the Parent Shares held by the Company Stockholders shall be subject to the following lock-up period: (i) 100% of the Parent Shares for 180 days after the Closing Date for all Company Stockholders; and thereafter, only for Active Stockholders, (ii) 67% of the Parent Shares held by Active Stockholders for a period of one (1) year from the date of Closing.
          (l) A written opinion from Saul Ewing LLP, counsel to the Company, addressed to Parent and Merger Sub, dated as of the Closing Date, in the form attached as Exhibit H hereto.
          (m) The audited financial statements of the Company (including for the year ended December 31, 2007) (from the Company’s current auditors) suitable for filing with the Securities and Exchange Commission in accordance with Regulation S-X. The Company’s management and independent auditors (such auditors to be acceptable to the Parent) shall have prepared such financial statements of the Company (including pro forma financial information if required) as may be requested by Parent to enable Parent to comply on a timely basis with applicable securities Laws.
          (n) Duly signed resignations, effective immediately at the Effective Time, of all members of the boards of directors of the Company of their positions as directors and of all officers of the Company of their positions as officers.
          (o) Certificates of good standing for the Company from the Secretary of State of the Commonwealth of Pennsylvania, each dated a reasonable date prior to the Closing Date.

          (p) Copies of all Consents described in Schedule 8.1(p) except where the Company cannot, through commercially reasonable efforts, obtain a particular Consent without: (i) repaying any Indebtedness (unless otherwise required pursuant to the terms of any applicable loan Contract); (ii) amending any Contract or waiving any right thereunder; or (iii) expending any money or other consideration.
          (q) A certificate signed by the Treasurer and Vice President, Finance of the Company and by the Secretary of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time and the allocation of the Total Parent Shares and any Cash Merger Consideration among the holders of shares of Company Common Stock, including shares of Company Common Stock issued upon conversion, exercise and/or exchange of Other Purchase Rights (collectively, the “Company Equity Holders”) pursuant to the Merger (the “Allocation Certificate”). The Allocation Certificate shall set forth (a) a true and complete list of the Company Equity Holders immediately prior to the Effective Time and the number of shares of Company Common Stock and/or Company Stock Options owned by each such Company Equity Holder, (b) the allocation of the Merger Consideration payable upon the Effective Time (exclusive of cash and property held in the Purchase Price Escrow Fund and in the Indemnity Escrow Fund) to the Company Equity Holders pursuant to the Merger, (c) the allocation of cash and property held in the Purchase Price Escrow Fund upon the distribution thereof to the Company Equity Holders (net of any distributions to Parent pursuant to Section 2.2 hereof), and (d) the allocation of cash and property held in the Indemnity Escrow Fund upon the distribution thereof to the Company Equity Holders (net of any distributions to Parent pursuant to Section 10.3 hereof).
          (r) Evidence that, subject to the following sentence, the Company has obtained stockholder approval of the payment of any amounts or provision of any benefits by the Company or any of its Affiliates to any Person in connection with the Merger that, in the absence of such approval, would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. If such stockholder approval is not obtained, the Company will not pay or provide such payments or benefits pursuant to waivers of such payments and benefits executed by the affected Persons in form and substance reasonably satisfactory to Parent.
          (s) Evidence of Termination of Shareholders Agreement, the Company 2001 Stock Option Plan, the Amended and Restated 2001 Restricted Stock Plan, and any other related agreements.
     8.2 Closing Deliverables of Parent and Merger Sub. At the Closing, the Parent and/or the Merger Sub will deliver to the Stockholders’ Representative:
          (a) Certificates dated the Closing Date signed on behalf of each of the Parent and the Merger Sub by the President of each, certifying that the representations and warranties of Parent and Merger Sub, as applicable, set forth in this Agreement are true and correct at and as of such date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case the certificates shall certify that such representations and warranties are true and correct as of such earlier date.
          (b) Certificates dated the Closing Date signed on behalf of each of the Parent and Merger Sub by the Presidents of each, certifying that Parent or Merger Sub, as applicable, has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided that, with respect to obligations that are qualified by materiality, the certificate shall certify that Parent and Merger Sub, as applicable, has performed such obligations, as so qualified, in all respects.
          (c) A certificate of the Secretary of Parent, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of Parent approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to the Company) and all related documentation; and (ii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.
          (d) A certificate of the Secretary of Merger Sub, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of Merger Sub approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to the Company) and all related documentation; (ii) attached thereto is a true and complete copy of resolutions adopted by Parent as the sole stockholder of Merger Sub adopting and approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to the Company); and (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.
          (e) The Purchase Price Escrow Agreement, duly executed by the Escrow Agent and Parent.
          (f) The Indemnity Escrow Agreement, duly executed by the Escrow Agent and Parent.
          (g) A written assumption by the Parent of the Crayne Consulting Agreement and a written extension of the term thereof for a period of not less than one year after the Effective Time.
          (h) Agreements between the Surviving Corporation and each employee of the Company with access to confidential and proprietary information of the Company and/or who are involved in the creation of the Company’s proprietary technology (the “Key Employees”), which Key Employees are listed on Schedule 8.3(e) hereof, which agreements shall contain an assignment of inventions, non-solicitation (both employee and third-party) and non-competition provisions.
          (i) Employment and Noncompetition Agreements between Surviving Corporation and each of the Key Employee Stockholders, duly executed by Surviving Corporation.

          (j) Evidence that the Parent has assumed and agreed to sponsor and maintain the Company’s 401(k) plan.
          (k) A written opinion from Morgan, Lewis & Bockius LLP, counsel to Parent, addressed to the Company and the Stockholders’ Representative, dated as of the Closing Date, in the form attached as Exhibit J hereto.
          (l) Parent’s audited financial statements as of and for year ending December 31, 2007.
          (m) Evidence that Parent and/or Merger Sub has received all material governmental and regulatory approvals, consents and/or waivers as may be required by Parent and/or Merger Sub for compliance with all regulatory and governmental requirements applicable to them.
ARTICLE IX
[INTENTIONALLY DELETED]
ARTICLE X
INDEMNIFICATION
     10.1 Survival.
          (a) Except as set forth in Sections 6.5 and 10.1(b), all representations and warranties, covenants and agreements of the Company and Parent contained in this Agreement, or in any certificate or other document delivered pursuant hereto, shall survive the Closing until the later of (i) the first anniversary of the Closing Date or (ii) March 31, 2009.
          (b) The representations and warranties of the Company contained in Sections 3.10 (Taxes), 3.20 (Employee Benefits) and 3.22 (Environmental) shall survive the Closing until the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).
          (c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 10.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.
     10.2 Indemnification by Company Stockholders.

          (a) Subject to the limitations set forth in this Article X, each Company Stockholder (collectively, the “Company Indemnitors”) shall severally and not jointly indemnify and defend Parent and the Surviving Corporation (collectively, the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), settlements, charges, interest, penalties, taxes, costs and expenses (including reasonable legal, consultant, accounting and other professional fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty or other statement by the Company contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby to be true and correct in all respects;
               (ii) any breach of any covenant or agreement of the Company contained in this Agreement;
               (iii) Dissenting Share Payments; and
               (iv) the Company Broker Fee.
          (b) Notwithstanding the provisions of subsection (a) above, the Company Indemnitors shall not be liable for any Losses: (i) unless and until the aggregate amount of all Losses incurred by the Parent Indemnitees exceeds $260,000 (the “Deductible”) and then only to the extent that such Losses exceed the Deductible; (ii) in excess of $7,200,000, subject to the provisions of Sections 10.3(c) and 10.8; or (iii) for which there has been an adjustment to the Merger Consideration pursuant to Section 2.2.
          (c) Indemnification under this Section 10.2 shall not be available to the extent of tax savings realized or insurance proceeds received or with respect to consequential, punitive, indirect or similar damages.
     10.3 Indemnity Escrow Fund.
          (a) Subject to and in accordance with the Indemnity Escrow Agreement and Section 10.2(b) and (c) hereof, once the Deductible has been reached, the full amount of all Losses (aggregating all of the claims against the Company Indemnitors) in excess of the Deductible shall be subject to indemnification and Parent may make a claim pursuant to the terms of the Indemnity Escrow Agreement to have a number of Indemnity Escrow Shares and/or amount of Indemnity Escrow Cash released to Parent from the Indemnity Escrow Fund that have an aggregate value equal to the amount of all such Losses, in the manner provided in the Indemnity Escrow Agreement. To the extent that the Parent Indemnitees are entitled to receive any amount from the Indemnity Escrow Fund pursuant to this Article X above and any portion of such amount is to be received in the form of Parent Common Stock held in the Indemnity Escrow Fund, then for the purposes of determining the number of shares of Parent Common Stock to be included in such amount, the shares of Parent Common Stock shall be valued at a price per share equal to the volume weighted average of the closing price per share of Parent Common Stock over the last thirty (30) trading days ending one business day prior to date that the Parent Indemnitees receive such amount, as adjusted for stock splits, stock dividends, and similar events.
          (b) The release of Indemnity Escrow Shares and/or Indemnity Escrow Cash from the Indemnity Escrow Fund shall be the exclusive post-Closing remedy for Losses pursuant to Section 10.2(a)(i) (“Warranty Losses”).
          (c) The indemnity provided for in this Article X shall be Parents’ and the Surviving Corporation’s sole remedy, and the Company Stockholders’ sole liability, with respect to a breach of any representation, warranty or covenant of the Company or of any Company Stockholder contained in this Agreement or any other document, instrument or agreement required or contemplated to be executed and/or delivered by the Company or the Company Stockholders hereunder; provided, however, that nothing contained in this Article X shall be deemed to limit or restrict in any manner any rights or remedies which the Parent Indemnitees have, or might have, at Law, in equity or otherwise, based on (i) fraud or willful misrepresentation or willful breach of any representation, warranty, covenant or agreement contained in this Agreement or certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby, or (ii) any breach by a Company Stockholder of any covenant or agreement contained in any other agreement entered into by such Company Stockholder with or for the benefit of Parent in connection with the Merger; provided, further, that nothing contained in this Article X shall be deemed to limit or restrict in any manner any rights or remedies which the Company Indemnitees have, or might have, at Law, in equity or otherwise, based on fraud or willful misrepresentation.
          (d) The adoption of this Agreement by the Company Stockholders constitute approval of the indemnification obligations of the Company Stockholders set forth in this Article X.
     10.4 Indemnification by Parent.
          (a) Subject to the limitations set forth in this Article X, the Parent and the Surviving Corporation (collectively, the “Parent Indemnitor”) shall severally indemnify and defend the Company Stockholders (collectively, the “Company Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Company Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty or other statement by the Parent contained in this Agreement or any certificate or other document furnished or to be furnished to the Company or to any Company Stockholder in connection with the transactions contemplated hereby to be true and correct in all respects as of the Closing Date; or

               (ii) any breach of any covenant or agreement of the Parent or the Surviving Corporation contained in this Agreement.
          (b) Notwithstanding the provisions of subsection (a) above, the Parent Indemnitors shall not be liable for any Losses: (i) unless and until the aggregate amount of all Losses incurred by the Company Indemnitees exceeds $260,000 (the “Deductible”) and then only to the extent that such Losses exceed the Deductible; or (ii) in excess of $7,200,000, subject to the provisions of Section 10.8.
          (c) Indemnification under this Section 10.4 shall not be available to the extent of tax savings realized or insurance proceeds received or with respect to consequential, punitive, indirect or similar damages. Nothing contained in this Article X shall be deemed to limit or restrict in any manner any rights or remedies which the Company Indemnitees have, or might have, at Law, in equity or otherwise, based on fraud or willful misrepresentation.
     10.5 Third Party Claims.
          (a) For the purposes of this Article X:
               (i) With respect to indemnification by one or more Company Indemnitors to one or more Parent Indemnitees, the term “Indemnitee” means a Parent Indemnitee, the term “Indemnitor” means the applicable Company Indemnitor, and the term “Indemnitor’s Agent” means the Stockholder Representative.
               (ii) With respect to indemnification by one or more Parent Indemnitors to one or more Company Indemnitees, the term “Indemnitee” means a Company Indemnitee, the term “Indemnitor” means the Parent, and the term “Indemnitor’s Agent” means the Parent.
          (b) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), Indemnitee shall notify the Indemnitor’s Agent in writing of such Third Party Claim (“Notice of Claim”) and, if the Indemnitee is a Parent Indemnitee, concurrently therewith shall send a duplicate copy of such Notice of Claim to the Escrow Agent. The Notice of Claim shall set forth in reasonable detail: (i) that an Indemnitee has incurred Losses or anticipates that it will incur Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; (ii) the amount of such Losses, if known, or, if not known, an estimate of the foreseeable maximum amount of such Losses (which estimate shall not be conclusive of the final amount of such Losses); and (iii) a description of the basis for such Third Party Claim. Failure or delay in notifying the Indemnitor’s Agent will not relieve the Indemnitors of any liability they may have to the Indemnitee, so long as the notice is given within the Applicable Survival Period, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such Third Party Claim.

          (c) Subject to the further provisions of this Section 10.5, the Indemnitor’s Agent will have thirty (30) days (or less if the nature of the Third Party Claim reasonably requires) from the date on which the Indemnitor’s Agent received the Notice of Claim to notify the Indemnitee that the Indemnitor’s Agent will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”), without prejudice to its right to dispute that the Third Party Claim is within the scope of their indemnity obligation hereunder. Any Indemnitee shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitors unless (A) the Indemnitor’s Agent shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor’s Agent.
          (d) The Indemnitor’s Agent will not be entitled to assume the Third Party Defense if:
               (i) a Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
               (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
               (iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor’s Agent in respect of such Third Party Claim;
               (iv) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor’s Agent failed or is failing to vigorously prosecute or defend such Third Party Claim; or
               (v) if the Indemnitee is a Parent Indemnitee, the amount of claimed Losses subject to all outstanding Notices of Claim exceeds the value of the cash and shares remaining in the Indemnity Escrow Fund.
          (e) If by reason of the Third Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnitee, the Indemnitor’s Agent, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.
          (f) If the Indemnitor’s Agent assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation. The Indemnitor’s Agent will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, however, the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitee by the third party of a release of the Indemnitee from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of Law by the Indemnitee (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitee (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor’s Agent. The Indemnitor’s Agent shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any Third Party Claim, provided that in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitors for such claim unless the Indemnitor’s Agent shall have consented to such payment or settlement. If the Indemnitor’s Agent is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor’s Agent and the Indemnitors shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.
          (g) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor’s Agent and the Indemnitor’s Agent fails or elects not to assume a Third Party Defense which the Indemnitor’s Agent had the right to assume under this Section 10.5 or (ii) the Indemnitor’s Agent is not entitled to assume the Third Party Defense pursuant to this Section 10.5, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor’s Agent will provide reasonable cooperation in the Third Party Defense and, if Parent is the indemnified party, the Stockholders’ Representative will use his commercially reasonable efforts to cause the former Company Stockholders to cooperate in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor’s Agent (which consent shall not be unreasonably withheld or delayed) shall not be determinative of the validity of the claim against the Indemnity Escrow Fund. If the Indemnitor’s Agent does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
     10.6 Non-Third Party Claims. Indemnitee will send a Notice of Claim to the Indemnitor’s Agent promptly following discovery by any Indemnitee of any matter that gives rise to a claim of indemnity pursuant hereto and that does not involve a Third Party Claim being asserted against it, together with a detailed breakdown of the asserted Losses with appropriate supporting documentation. If the Indemnitee is a Parent Indemnitee, concurrently therewith Indemnitee shall send a duplicate copy of such Notice of Claim to the Escrow Agent. Failure or delay in notifying the Indemnitor’s Agent will not relieve the Indemnitors of any liability they may have to the Indemnitee so long as the notice is given within the Applicable Survival Period, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such claim. The Indemnitor’s Agent will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. Indemnitor’s Agent will have thirty (30) days from receipt of such a Notice of Claim to notify the Indemnitee that it disputes any portion of the claim to which the Notice of Claim relates.
     10.7 Claims Upon Indemnity Escrow Fund. Notwithstanding any other provision of this Article X, if the Indemnitor’s Agent does not timely give notice to Indemnitee and, if applicable, the Escrow Agent in accordance with the terms of the Escrow Agreement, that it disputes the claim for indemnity that is subject to the Notice of Claim, the Losses specified in such Notice of Claim will be conclusively deemed Losses subject to indemnification hereunder and the Escrow Agreement. In the event that the Indemnitor’s Agent timely gives notice to Indemnitee and, if applicable, the Escrow Agent pursuant to the Escrow Agreement, that he disputes such claim, the dispute shall be resolved in accordance with the terms of the Escrow Agreement.
     10.8 Third Party ***. ***
ARTICLE XI
MISCELLANEOUS
     11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date delivered personally; (b) on the date delivered by a private courier as established by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
     If to Parent or Sub, to:
Bio-Imaging Technologies, Inc.
826 Newtown-Yardley Road
Newtown, PA 18940
Attn: Ted Kaminer, Chief Financial Officer
Facsimile: 267-757-3385
     With a required copy to:
Morgan Lewis & Bockius LLP
502 Carnegie Center

Princeton, New Jersey 08540
Attn: Emilio Ragosa, Esq.
Facsimile: 609-919-6701
     If to the Company, to:
Phoenix Data Systems, Inc.
901 East 8th Avenue
Suite 201
King of Prussia, PA 19406
Attn: William Claypool
Facsimile:
     With a required copy to:
Saul Ewing LLP
1200 Liberty Ridge Drive, Suite 200
Wayne, PA 19087
Attn: Deborah L. Spranger, Esq.
Facsimile: (610) 408-4418
     If to the Stockholders’ Representative, to:
***
     With a required copy to:
Saul Ewing LLP
1200 Liberty Ridge Drive, Suite 200
Wayne, PA 19087
Attn: Deborah L. Spranger, Esq.
Facsimile: (610) 408-4418
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

     11.2 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval. Notwithstanding the foregoing, any amendment to Article X that adversely affects the rights of the Stockholders’ Representative in his capacity as such shall require the prior written consent of the Stockholders’ Representative.
          (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     11.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
     11.4 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Pennsylvania.
     11.5 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the courts of the Commonwealth of Pennsylvania, and (b) the United States District Court for Eastern District of Pennsylvania, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in the Commonwealth of Pennsylvania with respect to any matters to which it has submitted to jurisdiction in this Section 11.5. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the Commonwealth of Pennsylvania, or (ii) the United States District Court for Eastern District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     11.6 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
     11.7 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the Parent Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
     11.8 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
     11.9 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     11.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.11 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
ARTICLE XII
GENERAL DEFINITIONS
     12.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 12.1, or in the applicable Section of this Agreement to which reference is made in this Section 12.1.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
     “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
     “Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.
     “Escrow Agreements” means the Purchase Price Escrow Agreement and the Indemnity Escrow Agreement.
     “Escrow Cash” means the Purchase Price Escrow Cash and the Indemnity Escrow Cash.
     “Escrow Fund” means the Purchase Price Escrow Fund and the Indemnity Escrow Fund.
     “Escrow Shares” means the Purchase Price Escrow Shares and the Indemnity Escrow Shares.
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
     “Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of Dr. William Claypool, Ivan Joseph, Douglas Cory, Michael Crayne, Kim Jessen or Thomas Mahler together with such knowledge that the foregoing could reasonably be expected to discover after such investigation that is reasonable under the circumstances concerning the existence of the fact or matter in question.
     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
     “Lien” means, with respect to property, any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind, including, any restrictions on the use, voting, transfer or other attribute of ownership.
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.
     “Permitted Lien” means (i) any statutory lien for Taxes not yet due; (ii) any statutory lien of a landlord, carrier, warehouseman, mechanic or materialman incurred for sums not yet due; (iii) purchase money claims and claims securing retail payments under capital lease arrangements; and (iv) liens that are immaterial in character, amount and extent and which do not materially detract from the value or interfere with the present use of the properties they affect.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
     “Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.
     “$” means United States dollars.
     The phrase “made available” means (i) posting the information in the data room; (ii) delivering the information to Parent or to any of Parent’s legal, financial or accounting advisors; or (iii) having the information available for inspection by Parent or any of Parent’s legal, financial or accounting advisors if so requested.
     12.2 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

Bio-Imaging Technologies, Inc.
By:
Name:
Title:

Bio-Imaging Acquisition Corporation
By:
Name:
Title:

Phoenix Data Systems, Inc.
By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

***

i

ANNEX A
Key Employee Stockholders
1. Dr. William Claypool
2. Douglas Cory
3. Kim Jessen
4. Thomas Mahler

ANNEX B
Active Stockholders
1. Dr. William Claypool
2. Douglas Cory
3. Kim Jessen
4. Thomas Mahler
5. Michael Crayne